Exhibit 10.13

AMENDED AND RESTATED PROMISSORY NOTE

Borrower:	Amcon Distributing Company 7405 Irvington Road Omaha, NE 68122	Lender:	BMO Harris Bank N.A. 111 W. Monroe Street Chicago, IL 60603 4095

Principal Amount: $ 3,384,319.00	Date of Amended and Restated Note: As of September 30, 2016

Promise To Pay.  Amcon Distributing Company (“Borrower”) promises to pay to BMO Harris Bank N.A. (“Lender”), or order, in lawful money of the United States of America, the principal amount of Three Million Three Hundred Eighty Four Thousand Three Hundred Nineteen and 00/100 Dollars ($3,384,319.00), together with interest at the rate of 2.992% per annum on the unpaid principal balance until paid in full.

Payment.  Borrower will pay this loan in 59 regular principal and interest payments of $38,344.16 each payment and one irregular last payment estimated at $1,495,382.55. Borrower's first principal payment is due on the 17th day of October, 2016, and all subsequent principal and interest payments are due on the same day of each month after that. Borrower's final payment will be due on the earlier of (i) October 1, 2021 or (ii) the date on which Lender is no longer a participating lender under any loan facility, other than the loan facility evidenced by this Note (the “Other Loan Facilities”), provided that if Lender is no longer a participant in the Other Loan Facilities due to Lender’s assignment of its participating interest(s) in all Other Loan Facilities, then the final payment date shall not be accelerated and shall be October 1, 2021.   Such final payment, on whichever date it occurs, will be for all principal and all accrued interest not yet paid.  Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.  Payments received by Lender shall be applied first to accrued interest then due and then to the outstanding principal balance of this Note unless otherwise directed, provided that after an Event of Default (as defined below) all payments received shall be applied in such order and manner as Lender shall determine.  If any payment from Borrower under this Note becomes due on a day that is not a Business Day (as defined below), such payment shall be made on the next Business Day and any such extension shall be included in computing interest under this Note.

Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

Computation of Interest.  All interest on this Note shall be computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual numbers of days the principal balance is outstanding. All interest payable under this Note is computed using this method.  This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

Prepayment.  Borrower may pay all or a portion of the amount owed earlier than it is due at any time without penalty or fee.

Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to:  BMO Harris Bank N.A., 111 W. Monroe Street, Chicago, IL 60603 4095.

Late Charge.  If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment or $15.00, whichever is greater.

Default.  Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default.  Borrower fails to make any payment when due under this Note.

Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties.  Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency.  The death of Borrower or the dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment of the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.  This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor.  Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change in Ownership.  Any change in ownership of twenty-five percent (25%) or more of the common stock of Company.

Adverse Change.  A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity.  Lender in good faith believes itself insecure.

Lender's Rights.  Upon the occurrence of any Event of Default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.  Also in any such event Lender shall have the right to exercise any other action, right, power or remedy provided for in any other instrument or agreement with Lender or as otherwise permitted by applicable law.

Attorneys' Fees; Expenses.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount.  This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

Jury Waiver.  Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

Governing Law.  This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Illinois without regard to its conflicts of law provisions.  This Note has been accepted by Lender in the State of Illinois.

Choice of Venue.  If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Cook County, State of Illinois.

Right of Setoff.  To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account).  This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

Collateral. Borrower acknowledges this Note is secured by among other things, that certain mortgage dated June 1, 2001, on real property located at 2517 Ellington Road, Quincy, IL 62305 and recorded in the public records of Adams County, Illinois, as such mortgage is amended and restated as of the date hereof, that certain mortgage dated December 21, 2004, on real property located at 1511

Turbine Drive, Rapid City, SD, and recorded in the public records of Pennington County. South Dakota, as such mortgage is amended and restated as of the date hereof and that certain mortgage dated June 1, 2001, on real property located at 3125 East Thayer Avenue, Bismarck, ND 58501 and recorded in the public records of Burleigh County, North Dakota, as such mortgage is amended and restated as of the date hereof.

Payment Amount after Default. Whenever increases occur in the interest rate due to an event of default, Lender, at its option, may do one or more of the following: (A) increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date, (B) increase Borrower's payments to cover accruing interest, (C) increase the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and increase Borrower's final payment.

Amended and Restated.  This is a restatement of the indebtedness evidenced by, and is a replacement of, that certain Promissory Note of the undersigned dated July 17, 2012 in the face principal amount of $4,781,149.64 payable to the order of the Lender, and nothing contained herein shall be construed (i) to deem paid or forgiven the unpaid principal amount of, or unpaid accrued interest on, said Promissory Note outstanding at the time of its replacement by this Promissory Note or (ii) to release, cancel, terminate or otherwise adversely affect all or any part of any lien, security interest or other encumbrance heretofore granted to or for the benefit of the payee of said Promissory Note which has not otherwise been expressly released.

Amendments and/or Modifications.  Lender shall not be deemed to have waived any rights under this Note unless such waiver is given in writing and signed by the Lender.  Notwithstanding any provision in this Agreement to the contrary, this Note may be modified by mutual consent of the Lender and Borrower.  Lender shall send written notice of the amendment to Borrower at Borrower's address in Lender's records.  Any such amendment shall be effective according to its terms; provided, however, the Borrower has the option to pay the Note according to its terms and choose not to accept the amendment.

Successor Interests.  The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

General Provisions.  If any part of this Note cannot be enforced, this fact will not affect the rest of the Note.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

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(Signature Page to Promissory Note-BMO Harris Bank N.A.)

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.  BORROWER AGREES TO THE TERMS OF THE NOTE.

Executed by the undersigned as of the date first written above.

AMCON DISTRIBUTING COMPANY

By:	/s/ Andrew C. Plummer
Name:	Andrew C. Plummer
Title:	Vice President, Chief Financial Officer